Exhibit 10.3

Telephone and Data Systems, Inc. (the “Company”)

Compensation Plan For
Non-Employee Directors (the “Plan”)

Effective February 17, 2005

        The purpose of the Plan is to provide reasonable compensation to non-employee directors for their service to the Company, in order to ensure that qualified persons serve as non-employee members of the Board of Directors.

        The Plan was approved pursuant to the authority granted in Section 2.22 of Article II of the Company’s By- Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.

        The Plan provides that each director of the Company who is not an employee of the Company, TDS Telecommunications Corporation, United States Cellular Corporation or any other subsidiary of the Company (“non-employee director”) will receive an annual director’s retainer fee of $34,000 paid quarterly, a directors meeting fee of $1,500 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors. The Chairperson of the Board of Directors will receive an additional annual retainer fee of $34,000.

        The Plan provides that each non-employee director who serves on the Audit Committee, other than the Audit Committee Chairperson, will receive an annual committee retainer fee of $8,000 paid quarterly, a committee meeting fee of $1,500 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee. The Audit Committee Chairperson will receive an annual retainer fee of $18,000 paid quarterly plus Audit Committee meeting fees of $1,500.

        The Plan provides that each non-employee director of the Company who serves on the Long-Term Compensation Committee, other than the Long-Term Compensation Committee Chairperson, will receive an annual committee retainer fee of $2,000 paid quarterly, a committee meeting fee of $1,000 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at each meeting of the committee. The Long-Term Compensation Committee Chairperson will receive an annual retainer fee of $4,000 paid quarterly plus Long-Term Compensation Committee meeting fees of $1,000.

        Under the Plan, retainers are paid on a quarterly basis, as of the last day of each quarter. Meeting fees are paid as of the date of the meeting. Non-employee directors will receive fifty percent (50%) of their board and committee retainers and fifty percent (50%) of meeting fees for regularly scheduled meetings of the board (five per year) in the form of common stock of the Company. Each non-employee director may elect to receive an additional percentage of such retainers and meeting fees in the form of common stock of the Company, up to 100%. This election shall be made annually and shall be irrevocable for that one-year period. For retainers and regularly scheduled meetings of the board during 2005, such common stock shall continue to consist of Common Shares, par value $0.01 per share, of the Company previously authorized; for retainers and regularly scheduled meetings of the board in 2006 and subsequent years, such common stock shall consist of Special Common Shares, par value $0.01 per share, of the Company.

        The number of shares to be delivered shall be determined on the basis of the average closing price of Common Shares or Special Common Shares, as applicable, of the Company as reported in the American Stock Exchange Composite Transactions section of the Wall Street Journal for the twenty trading days before the end of the quarter or the date of the board meeting.

        Fees for special meetings of the board and all committee meetings will be paid in cash.

2